As filed with the Securities and Exchange Commission on October 9, 2025

Registration No. 333-230742

Registration No. 333-221126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT NO. 333-230742

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT NO. 333-221126

UNDER

THE SECURITIES ACT OF 1933

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3171940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 East 53rd St., Suite 3001

New York, NY 10022

(786) 769-7512

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chay Weei Jye
Acting Secretary
Titan Pharmaceuticals, Inc.
10 East 53rd St., Suite 3001
New York, New York 10022
(786) 769-7512
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Schlesinger, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Titan Pharmaceuticals, Inc., a Delaware corporation (“Titan” or the “Registrant”) deregister all securities that remain unsold under the following registration statements on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-3, File No. 333-230742, originally filed with the SEC on April 5, 2019 and declared effective on April 24, 2019, registering the issuance from time to time of up to $50,000,000 of any combination of the Company’s common stock, preferred stock, debt securities, and/or warrants; and

●	Registration Statement on Form S-3, File No. 333-221126, originally filed with the SEC on October 26, 2017 and declared effective on November 8, 2017, registering 280,612 shares of the Company’s common stock issuable upon the exercise of outstanding lender warrants issued on July 27, 2017 as part of a debt transaction.

On October 1, 2025, the Company completed its previously announced business combination pursuant to the Merger and Contribution and Share Exchange Agreement (the “Merger Agreement”) dated as of August 19, 2024 by and among (i) the Company, (ii) Black Titan Corporation, a Cayman Islands exempted company limited by shares (“Black Titan” or “PubCo”), (iii) TTNP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Black Titan (“Merger Sub”), and (iv) TalenTec Sdn. Bhd., f/k/e KE Sdn. Bhd., a Malaysian private limited company (“TalenTec”). Upon the terms and subject to the conditions of the Merger Agreement, on October 1, 2025, at the effective time of the Merger, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation under the same name as a direct wholly owned subsidiary of Black Titan.

In connection with the Merger, Titan, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by Titan in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or unissued at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Country of Malaysia, on this 9th day of October, 2025.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Chay Weei Jye
Name:	Chay Weei Jye
Title:	Acting Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 of the Securities Act.

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